Exhibit 10.12

EMPLOYMENT AGREEMENT

     AGREEMENT, dated as of July 1, 2002 (hereinafter called the “Effective Date”), by and between:

     ENTRUST MORTGAGE, a Colorado corporation with its offices at 6795 E. Tennessee Avenue, 5th Floor, Denver, Colorado, 80224 (hereinafter "Entrust"): and guaranteed by ENTRUST FINANCIAL SERVICES, INC., (hereinafter "ENFN"): and

SCOTT SAX, a resident of the State of Colorado (hereinafter the “Employee”).

     1.    Employment: Entrust hereby employs the Employee for the term of this Agreement, and the Employee hereby accepts such employment upon the terms and conditions hereinafter set forth.

     2.    Term: The term of this Agreement shall commence on July 1, 2002, and shall continue in effect thereafter for a period of 48 months. This agreement shall be renewable at the end of its term for a period to be negotiated and agreed between the parties hereto. Notwithstanding, the immediately preceding sentence, if, after a reasonable allocation of expenses, in accordance with generally accepted accounting principals, during the term of this Agreement or any renewal term hereof, Entrust has booked a net profit, this Agreement, at the option of the Employee, will be renewed for an additional one year term on the same terms and conditions as were in effect immediately prior to such renewal.

     3.    Security: This employment agreement is secured by the assets and earnings of Entrust and ENFN.

     4.    Compensation:

     4.1    Salary. For all services rendered by the Employee under this Agreement, Entrust shall pay the Employee a salary at the rate of Two Hundred Thousand Dollars ($200,000) per annum, subject to increase upon annual approvals of the Board of Directors of Entrust. Salary is payable semi-monthly; provided, however, that the salary shall be subject to annual cost of living increases to reflect the increase, if any, in the cost of living by adding to the initial or then-current salary, as relevant, an amount obtained by multiplying the then-current salary by a percentage increase in the level of the Consumer Price Index for the Denver Metropolitan Area (the “CPI”), as reported by the Bureau of Labor Statistics of the United States Department of Labor.

     a.    Additional Compensation. Nothing herein shall be deemed to preclude Entrust from awarding additional compensation or benefits to the Employee during the term of this agreement, upon the approval of Entrust’s Board of Directors, whether in the form of raises, bonuses, additional fringe benefits, or otherwise. The Employee may participate in any stock benefit plan, profit sharing plan, or other compensation plan or benefit made available by Entrust Parent or Entrust Subsidiary to executives of Entrust Parent similarly situated. As additional compensation, Entrust shall pay to the Employee an amount equivalent to five basis points on all monthly fundings on wholesale and retail loans funded by Entrust or Entrust’s lenders on behalf of Entrust. Such additional compensation shall be paid on a monthly basis, on the 15th day of the month following the month in which such relevant loan transactions were funded.

     b.   Benefits. During the term of this Agreement, the Employee shall be entitled to receive all benefits applicable to executive officers of Entrust of equal positions, as designated from time to time by Entrust's Board of Directors.

     5.    Duties. During the term of this Agreement, the Employee shall be President of Entrust, shall be responsible for overall management of mortgage operations, shall consult with, report to, and follow the guidelines and directions of the Board of Directors of Entrust and ENFN as such Board requires, and shall perform such duties relating to operating of Entrust as are required to be performed for its day-to-day operations, as well as performing such long range planning as is required in the Employee’s, and such Board’s, best judgment to maximize the future profitability of Entrust and ENFN.

     6.    Extent of Services. The Employee shall devote a sufficient quantity of his/her working time, attention, and energies to the full performance of his/her duties hereunder and to the business of Entrust. The Employee may devote time to personal and family investments is such investments do not conflict with his/her duties hereunder regarding the business of Entrust.

     7.    Disclosure of Information. The Employee recognizes and acknowledges that Entrust’s trade secrets and proprietary processes as they may exist from time to time are valuable, special, and unique assets to their businesses, access to and knowledge of which are essential to the performance of the Employee’s duties hereunder. The Employee will not, during or after the term is his/her employment, in whole or in part, disclose such secrets or processes to any person, firm, corporation, association, or other entity (except Entrust or its corporate affiliates) for any reason or purpose whatsoever, nor shall the Employee make use of any such property for his own purposes or for the benefit of any other person, firm, corporation, or other entity (except Entrust or its corporate affiliates) under any circumstances.

     8.    Covents Not to Solicit or Interfere. For a period of one year from and after the termination of the Employee’s employment hereunder, the Employee shall not interfere with, disrupt, or attempt to disrupt the relationship, contractual or otherwise, between Entrust, or any division, subsidiary, or corporate affiliate thereof, and any customer, supplier, lessor, lessee, or employee of such company, division, subsidiary, or corporate affiliate. The term “customer”, as used in this paragraph, shall mean any person, firm, or corporation that was a customer of any of such company, or any division, subsidiary, or corporate affiliate thereof, during the six-month period immediately preceding the termination of employment hereunder.

     9.    Covenant Against Competition. In the event Employee elects to engage in other business activities unrelated to Entrust’s during the term of this Agreement, which activities are the same of substantially similar to the businesses of Entrust or any division, subsidiary, or corporate affiliate thereof, the Employee shall advise Entrust of such activities. Unless Entrust shall consent to such other business activities, during the term of this Agreement the Employee shall not directly or indirectly complete with Entrust or any other division, subsidiary, or corporate affiliate thereof whether such competition shall be as an officer, director, owner, employee, partner, or consultant. For the purposes of this Agreement, Entrust’s “business” shall be deemed to consist of mortgage banker/broker and related services and operations. Notwithstanding anything to the contrary set forth above, in the event the Employee elects to engage in a business competitive to such company without its consent, he may elect to do so by voluntarily terminating the obligations of Entrust under this Agreement without any further obligation to Entrust.

     10.   Injunctive Relief. If there is a breach or threatened breach of the provisions of paragraphs 6, 7, or 8 of this Agreement, Entrust be entitled to immediately to obtain an injunction restraining the Employee from such breach. Nothing herein shall be construed as prohibiting Entrust from pursuing any other remedies for such breach or threatened breach.

     11.   Arbitration. Except as provided in paragraph 9, above, the parties hereby submit all controversies, claims, and matters of difference arising as a result of this Agreement or the transactions contemplated hereby to arbitration according to the rules and practices of the JAMS/Endispute from time to time in force. Such arbitration shall be conducted in Denver County, Colorado. This submission and agreement to arbitrate shall be specifically enforceable. Arbitration may proceed in the absence of any party in written notice (pursuant to the rules and regulations of JAMS/Endispute) of the proceedings has been given to such party. The parties agree to abide by all awards rendered in such proceedings. Such awards shall be final and binding on all parties to the extent, and in the manner, provided by Colorado statue. All awards may be filed with the Clerk of the Colorado Superior Court for the County of Denver, Colorado, as a basis of judgment and of the issuance of execution for its collection and, at the election of the party making such filing, with the Clerk of one or more other courts, state or federal, having jurisdiction over the party against whom such an award is rendered or his property.

     12.   Legal Cause. Entrust or ENFN may terminate its obligations under this Agreement for “legal cause” in the event Entrust’s or ENFN’s Board of Directors reasonably determines that (i) the Employee has willfully and materially disregarded his duties hereunder, provided that Entrust’s Board of Directors has provided prior written notice to the Employee of such willful and material disregard, which is not promptly corrected by Employee and provided that any duties assigned to the Employee are consistent with this Agreement or (ii) the Employee has committed a criminal act that has materially damaged Entrust or its divisions, subsidiaries, or corporate affiliates.

     13.   Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail, return-receipt requested, postage prepaid, to the address indicated above.

14. Colorado Law to Govern. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.

     15.   Assignment. This Agreement is personal to the Employee and shall not be assigned by him. The rights and obligations of Entrust under this Agreement shall inure to the benefit of and shall be binding upon the successors of Entrust.

     16.   Entire Agreement. This instrument contains the entire Agreement of the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all other agreements, written or oral, with respect thereto. This Agreement may be amended or modified in whole or in part, and any rights hereunder may be waived, only by an agreement in writing, duly and validly executed in the same manner as this Agreement or by the party against whom the waiver would be asserted. The waiver of any right hereunder shall be effective only with respect to the matter specifically waived and shall not act as a continuing waiver unless it so states by its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first hereinabove written in the City of Denver, State of Colorado.

ENTRUST MORTGAGE, INC.

By:  /s/     David A. Hite
       David A. Hite, Chief Financial Officer

ENTRUST FINANCIAL SERVICES, INC.

By:  /s/     David A. Hite
       David A. Hite, Chief Financial Officer

By:  /s/     Scott Sax
       SCOTT SAX